UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 2, 2005
ADVENTRX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-32157 (Commission File Number)	84-1318182 (IRS Employer Identification No.)
6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
(Address of principal executive offices) (Zip Code)
(858) 552-0866
(Company’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of A Definitive Material Agreement
SIGNATURES

Item 1.02 Termination of A Definitive Material Agreement
In August 2002, ADVENTRX Pharmaceuticals, Inc. (the “Company”) entered into a Patent License Agreement (the “NIH Agreement”) with the Public Health Service National Institutes of Health (“NIH”) pursuant to which NIH granted the Company exclusive, worldwide rights to patents concerning composition of matter for the Company’s BlockAide/CR pre-clinical product, for the treatment and prevention of HIV.
Under the terms of the NIH Agreement, the Company agreed to pay minimum royalty payments during the first year of the license and minimum annual royalties thereafter or the higher amount based upon a percentage of net sales. In addition, the Company was obligated to pay benchmark royalties based upon: initiation of Phase I trials, initiation of Phase II trials, initiation of Phase III trials, and upon first approval of a Product License Application for an HIV therapeutic or vaccine in the United States and for first approval in Europe.
On December 2, 2005, the Company sent notice to NIH that the Company was exercising its right to terminate the NIH Agreement for convenience. The termination of the NIH Agreement will be effective on January 31, 2006. Studies conducted by the Company suggest that significant hurdles to the development of BlockAide/CR exist and that pharmaceutically acceptable formulations would require extensive and costly development and testing. The Company believes that the estimated costs and technical risks of developing the technology licensed under the NIH Agreement outweigh the benefit which could reasonably be realized if BlockAide/CR or any of the licensed technology under the NIH Agreement could be brought to market.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.
By:	/s/ Carrie E. Carlander
	Name:	Carrie E. Carlander
	Title:	Chief Financial Officer, Vice President Finance, Secretary and Treasurer December 7, 2005